Exhibit 99.1
Iowa Telecom Announces Changes to its Board of Directors
NEWTON, Iowa—(BUSINESS WIRE)—Nov. 9, 2005—Iowa Telecommunications Services, Inc. (NYSE:IWA) today announced that during its regularly scheduled board meeting on November 9, 2005, Brian G. Hart of Des Moines, Iowa was elected to the company’s Board of Directors, effective immediately. Mr. Hart will serve on the company’s Compensation and Audit committees.
Mr. Hart currently is President of Hart Financial, LLC, a registered investment advisor providing financial planning and investment advisory services. Mr. Hart previously served as Vice President and Chief Financial Officer of Pioneer Hi-Bred International, Inc. and has held various other accounting, finance and auditing positions. Mr. Hart is a certified public accountant and a registered investment advisor.
Mr. Hart also serves on the Des Moines University Board of Trustees and on the Executive Committee of the Board of the Civic Center of Greater Des Moines. Previously, he served on many community boards and organizations, including the Luther College Board Investment Committee.
Iowa Telecom also announced the resignation of Brian P. Friedman as a director of the company, effective November 9, 2005. The board expressed its appreciation for his service as a board member and his contributions to and efforts on behalf of the corporation and its shareholders.
About Iowa Telecom
Iowa Telecommunications Services, Inc. (d/b/a Iowa Telecom) is a telecommunications service provider that offers local telephone, long distance, Internet, broadband and network access services to business and residential customers. Today, the Company serves over 440 communities and employs over 600 people throughout the State of Iowa. The Company’s headquarters are in Newton, Iowa. The Company trades on the New York Stock Exchange under the symbol IWA. For further information regarding Iowa Telecom, please go to www.iowatelecom.com and select “Investor Relations.” The Iowa Telecom logo is a registered trademark of Iowa Telecommunications Services, Inc. in the United States.

CONTACT:	Iowa Telecommunications Services, Inc. Media: Julie White, 641-787-2040 Julie.White@iowatelecom.com or Corporate Communications, Inc. Investor Relations: Kevin Inda, 407-566-1180 Kevin.Inda@cci-ir.com

SOURCE:	Iowa Telecommunications Services, Inc.

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